Exhibit 5.1



VEDDER PRICE                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                      222 NORTH LASALLE STREET
                                      CHICAGO, ILLINOIS 60601
                                      312-609-7500
                                      FACSIMILE: 312-609-5005

                                      OFFICES IN CHICAGO, NEW YORK CITY,
                                      AND LIVINGSTON, NEW JERSEY




                                                                 August 19, 2003



Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, IL  60045

Ladies and Gentlemen:

         Reference is hereby made to the Form S-4 Registration Statement (the "Registration Statement") being filed by Wintrust Financial Corporation, an Illinois corporation ("Wintrust"), relating to the registration of up to 989,909 shares of Wintrust common stock, no par value, that may be issued to shareholders of Advantage National Bancorp, Inc., an Illinois corporation ("Advantage"). Such shares are to be issued in exchange for shares of Advantage common stock, par value $5.00 per share, pursuant to the proposed merger (the "Merger") of Advantage with Wintrust in accordance with the terms and conditions of that certain Agreement and Plan of Merger dated July 2, 2003 by and among Wintrust, Wintrust Merger Co., and Advantage (the "Merger Agreement").

         In rendering this opinion, we have examined such documents and materials, including the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of Wintrust, and other corporate documents and records of Wintrust, as we have deemed necessary for the purpose of providing this opinion.

         On the basis of the foregoing, it is our opinion that such shares of Wintrust common stock, if and when issued to Advantage shareholders in accordance with and pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our name under the heading "Legal Matters" in the proxy statement/prospectus included therein.

                                     Very truly yours,

                                     /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.